UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.  )

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BASIC EARTH SCIENCE SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1

BASIC EARTH REPORTS ON ANNUAL STOCKHOLDER MEETING

DENVER, COLORADO – BASIC EARTH SCIENCE SYSTEMS, INC. (OTCBB:BSIC) held its 2009 Annual Meeting of Stockholders on December 15, 2009.  As described in the 2009 Proxy Statement distributed to the Company’s stockholders on or about November 9, 2009, stockholders were asked to vote on eight proposals at the Annual Meeting.  Of these eight, six were passed at the Annual Meeting.  The proposals that passed are:

Proposal No. 1:  Amendment and restatement of the Certificate of Incorporation to update, consolidate and clarify it;

Proposal No. 2:  Amendment to the Certificate of Incorporation to change the name of the Company to Earthstone Energy, Inc.;

Proposal No. 5:  Amendment to the Certificate of Incorporation to increase the stockholder vote required to amend certain features of the Certificate of Incorporation from a majority to 66-2/3%;

Proposal No. 6:  Amendment to the Certificate of Incorporation to effect a reverse stock split of the Common Stock within a range of one for four and one for twelve;

Proposal No. 7:  Re-election of Ray Singleton, Richard Rodgers and Monroe W. Robertson as directors;

Proposal No. 8: Ratification of the appointment of Ehrhardt Keefe Steiner & Hottman PC as the Company’s independent public accounting firm.

The two proposals that did not receive the required number of votes to pass at the time the polls were closed at the Annual Meeting were Proposal No. 3 concerning amendments to the Company’s Certificate of Incorporation to create a classified Board of Directors and permit only the Board of Directors to fill vacancies and Proposal No. 4 involving amendments to the Company’s Certificate of Incorporation to prohibit stockholder action by written consent and to allow only the Board of Directors to call special meetings of the stockholders.

After considering the relatively small number of remaining votes necessary to approve Proposal Nos. 3 and 4 and their importance to the performance of the Company, President Ray Singleton adjourned the Annual Meeting to allow stockholders additional time to vote on the proposals.  The meeting was adjourned until December 18, 2009, at 8:30 a.m. MST, at the Company’s headquarters, 633 Seventeenth St., Suite 1645, Denver, Colorado at which time it will be reconvened.  The record date remains October 23, 2009.

Singleton said, “We are grateful to those shareholders who voted for the proposals that passed at the Annual Meeting.  Because Proposals No. 3 and 4 are within a close proximity of passing, we are holding the voting polls open for several more days.”  He added, “We encourage all Basic Earth stockholders to vote as soon as possible.”

The Company has filed a Proxy Statement with the Securities & Exchange Commission in which it is soliciting proxies in connection with the Annual Meeting.  Stockholders of the Company are urged to read the Proxy Statement, which contains important information about the proposals to be voted upon.

For shareholders of record, you may vote on the Company’s web site, the address of which is listed below.  If you hold your shares through a broker, you may vote by phone at 1-800-270-3670.  For assistance in voting your shares, please contact the Company’s Investor Relations Department at 303-296-3076 Extension 110.

Basic Earth is an independent oil and gas exploration and production company with primary operations in the Williston Basin, the Denver-Julesburg Basin in Colorado, southern Texas and the Gulf Coast area.  Basic Earth is traded on the Over The Counter Bulletin Board under the symbol BSIC.  Information on Basic Earth can be found at its web site: www.basicearth.net.

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